U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                FORM 5

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

R. Bentley Offutt
11350 McCormick Road
Executive Plaza 3, Suite 903
Hunt Valley, Maryland  21031

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Statement for Month/Year

     July/2000

5. If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer

  X  Director
     Officer - Title -
     10% Owner
     Other

7.  Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person

      Form filed by More than One Reporting Person

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Table 1
Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

    See Form(s) 4

3.  Transaction Code

     Code
    See Form(s) 4

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Form(s) 4

5.  Amount of Securities Beneficially Owned at End of Month

    40,000 Shares


6.  Ownership Form: Direct (D) or Indirect (I)

    I

7.  Nature of Indirect Beneficial Ownership

    Shares owned by wife

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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

    See Form(s) 4

3.  Transaction Date (Month/Year)

    See Form(s) 4


4.  Transaction Code

    Code
    See Form(s) 4

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

     n/a

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    See Form(s) 4


7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

    See Form(s) 4


8.  Price of Derivative Security

    See Form(s) 4

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

     3 options as specified in Form(s) 4

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature

/s/ R. Bentley Offutt
R. Bentley Offutt